TETRA Technologies, Inc.

April 8, 2020

Stuart M. Brightman
123 Plantation Road
Houston, Texas 77024

Re:    Amendment to Transition Agreement (the “Agreement”) effective as of May 3,
2019 between TETRA Technologies, Inc. (the “Company”) and Stuart M.
Brightman

Dear Stu:

In order to address the challenges that the Company is facing in the current economic climate due to the COVID-19 pandemic and oil price collapse, we are implementing wage reductions for substantially all employees of the Company, including all executive officers of the Company at a 20% rate.

Please sign below to confirm your consent and agreement that your Base Salary set forth in Section 3.1 of the Agreement will be reduced by 20%, from $250,000 to $200,000 (on an annual basis), effective April 11, 2020 and continuing thereafter until the earlier to occur of (i) any increase in the annual base salary of any executive officer of the Company from their reduced rate or (ii) your written election to have your full Base Salary reinstated. You further acknowledge and agree that this salary reduction does not constitute “Good Reason” for termination as defined in Section 4.3(b) of the Agreement.

In this very difficult market, we very much appreciate your continued commitment to the Company.

Sincerely,

/s/ Bass C. Wallace, Jr.
Bass C. Wallace, Jr., Senior Vice President
and General Counsel

Agreed to and acknowledged
On April 9, 2020 by:

/s/ Stuart M. Brightman
Stuart M. Brightman

24955 I-45 North
The Woodlands, TX 77380
281.367.1983